EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated February 5, 2004 accompanying the consolidated financial statements and schedules included in the Annual Report of Federal Realty Investment Trust on Form 10-K/A for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of Federal Realty Investment Trust on Forms S-3 (File No. 333-100819, 333-84210, 333-97945, 333-63619, File No. 33-63687, File No. 33-63955 and File No. 33-15264) and Forms S-8 (File No. 33-60252, File No. 333-39593, File No. 333-63617, File No. 333-60364 and File No. 333-63986).

/S/ GRANT THORNTON LLP

Vienna, VA
March 26, 2004